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                                                                   EXHIBIT 10.31

                              KPMG Peat Marwick LLP
                         Princeton Pike Corporate Center
                                  P.O. Box 7348
                            Princeton, NJ 08543-7348
                            Telephone: (609) 896-2100
                            Facsimile: (609) 896-9782



Confidential
------------

July 24, 1998

Robert J. Capetola, Ph.D.
President & CEO
Discovery Laboratories, Inc.
3359 Durham Road
Doylestown, PA 18901

The purpose of this letter is to provide a revision ("Revision One") to the letter agreement of April 27, 1998 ("the Agreement") between KPMG Peat Marwick LLP ("KPMG") and Discovery Laboratories, Inc. ("Discovery Labs" or "the Company"). In addition to the advisory services outlined in the Agreement, KPMG will render strategic advisory services to the Company in connection with a possible merger, acquisition or sale transaction (a "Transaction") with another company ("Strategic Partner"). KPMG will also arrange additional contacts with portfolio managers.

Section 1. Services to be Rendered

In addition to those services provided under the original Agreement, KPMG will perform such of the following financial advisory services as the Company may reasonably request:

         o Assist the executive management of Discovery Labs in formulating and prioritizing the Company's strategic objectives;
         o From these objectives, work with the Company to identify the preferred attributes of prospective Strategic Partners;
         o Perform a broad search of publicly available information on public and private companies to identify an initial list of potential Strategic Partners;
         o Advise and assist the Company in refining the list of potential Strategic Partners and prepare a profile of Select Companies, including financial data, product pipeline, intellectual property position and possible strategic fit with Discovery Labs;
         o If KPMG and the Company believe it to be advisable, assist the Company in preparing a memorandum and confidentiality agreement, for distribution to Select Companies, the memorandum will describe the Company and its technology, business, operations, properties,

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              financial condition, and prospects, it being specifically agreed that (i) such memorandum shall be based entirely upon information supplied by the Company, which information the Company hereby warrants shall be complete and accurate in all material respects, and not misleading, (ii) the Company shall be solely responsible for the accuracy and completeness of such memorandum, and (iii) other than as contemplated by this paragraph, such memorandum shall not be used, reproduced, disseminated, quoted, or referred to at any time, in any manner, or for any purpose, except with KPMG's prior written consent;
         o On behalf of the Company, contact such potential Strategic Partners as the Company may designate;
         o Advise and assist the Company in considering the desirability of effecting various types of Transaction(s), and, if the Company believes such a transaction to be desirable, in developing a general strategy for accomplishing a Transaction;
         o Assist management of the Company in making presentations to the Board of Directors of the Company concerning a proposed
              Transaction with one or more potential Strategic Partners;
         o    Advise and assist the Company in the course of its negotiation of a Transaction with a potential Strategic Partner in order to facilitate the issuance of a letter of intent and definitive Transaction agreement;
         o Suggest various financing alternatives in financing a Transaction(s); o Render such other financial advisory services as may from time to time be agreed upon by KPMG and the Company; and
         o Separately, KPMG will arrange additional contacts with portfolio managers.

Section 2. Fees

The Company shall pay to KPMG for its services hereunder the following cash fees:

         o $7,500 each month, representing an increase of $2,500 from the monthly fee under the original Agreement, as payment for KPMG's services; and
         o At the conclusion of the above contemplated engagement, the Company will pay KPMG a fee reflective of the value of the services provided. [***]


Section 3. Indemnity

KPMG and the Company hereby agrees as follows:

         1. The Company agrees to reimburse KPMG, its affiliates and their respective partners, principals, directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in connection

--------

[***] Confidential Treatment Requested. Omitted portions have been filed separately with the Commission

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with or arising out of or relating to the engagement of KPMG under the Letter
Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, whether or not such litigation, proceeding or other action is initiated or brought by the Company. The Company also agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities ("Losses"), joint or several, to which any Indemnified Party may become subject, including, without limitations, any amount paid or payable in settlement of any litigation, proceeding or other action (commenced or threatened), in connection with or arising out of or relating to the engagement of KPMG under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, provided, however, that the Company shall not be liable pursuant to this paragraph to the extent such Losses have been finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

         2. If indemnification is to be sought hereunder by an Indemnified Party, then such indemnified Party shall notify the Company of the commencement or threat of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Company shall not relieve the Company from any liability or obligation that it may have hereunder or otherwise to such Indemnified Party unless and only to the extent that such failure to notify results in actual prejudice to the Company. Following such notification, the Company may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Company shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have reasonably concluded on the advice of counsel that (a) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflicts of interest; or (b) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Company such that separate representation for such Indemnified Party would be advisable. Nothing set forth herein shall preclude an Indemnified Party from retaining its own counsel at its own expense.

         The Company agrees that, without KPMG's prior written consent (which will not be unreasonably withheld), the Company will not settle, compromise or consent to the entry of any judgment with respect to arny pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not KPMG or any other Indemnified Party are an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each of the foregoing parties from all liability arising out of such claim, action or proceeding or unless KPMG reasonably agrees that such release is not necessary at such time (it being understood that the Company's indemnification obligations will remain in full force and effect). KPMG agrees that the Company shall not be liable for the settlement, comproniise or consent of any claim, action or proceeding which is effected without the Company's written consent (which will not be unreasonably withheld).

         3. In the event that the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless other than by operation of the proviso set forth in paragraph 1 above, then the

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Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's Losses as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such proportion as approximately reflects the relative benefits received by the Company, on the one hand, and KPMG, on the other hand, in connection with the matters as to which such Losses relate or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and KPMG, on the other hand, as well as any other equitable considerations. The amounts paid or payable by an Indemnified Party in respect of Losses referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, to the extent permitted by applicable law, KPMG's share of the liability hereunder shall not be in excess of the amount of fees actually received by KPMG under the Letter Agreement (excluding any amounts received as reimbursement of expenses incurred by KPMG).

         4. These Indemnification Provisions shall remain in full force and effect whether or not any of the transactions contemplated by the Letter Agreement are consummated and shall survive the expiration or termination of the Letter Agreement and all residual periods, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise. It is further agreed that no Indemnified Party (including KPMG) shall be liable to the Company or any affiliate of the Company in connection with any matter arising out of or relating to the engagement of KPMG under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, except to the extent of any Losses that a court of competent jurisdiction shall have finally determined (not subject to further appeal) to have resulted primarily from the willful misfeasance or gross negligence of any Indemnified Party.

Section 4. Termination of Engagement

As under the original Agreement, this engagement will continue until terminated by one of the parties; provided, however, that KPMG will have the same entitlement to its fee under Section 2 hereof in the event that, at any time prior to the expiration of one year after such termination, a Transaction is consummated with a company with whom KPMG held discussions during the course of its engagement hereunder.

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Please confirm that the foregoing is in accordance with your understandings and agreements with KPMG Peat Marwick LLP by signing and returning to KPMG Peat Marwick LLP the duplicate of this letter enclosed herewith.

KPMG's acceptance of this assignment is conditioned upon completion of our standard prospective client evaluation

Very truly yours,
KPMG Peat Marwick LLP

/s/ M.J. Ostro

Marc J. Ostro, Ph.D.
Senior Managing Director
KPMG Corporate Finance

cc:  Stephen B. Blum - National Director, Corporate Finance
     Steve Griffin - Managing Partner, Corporate Finance

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:


/s/ Robert J. Capetola/mtg

Robert J. Capetola, Ph.D.
President & CEO
Discovery Laboratories, Inc.

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